Filed under Rule 433

File No. 333-270060-01

Final Term Sheet

January 2, 2024

Issuer:	Consumers Energy Company
Securities:	4.60% First Mortgage Bonds due 2029
Aggregate Principal Amount Offered:	$600,000,000
Maturity Date:	May 30, 2029
Coupon:	4.60%
Yield to Maturity:	4.650%
Spread to Benchmark Treasury:	+73 basis points
Benchmark Treasury Security:	3.750% due December 31, 2028
Benchmark Treasury Price and Yield:	99-7+; 3.920%
Interest Payment Dates:	May 30 and November 30
First Interest Payment Date:	May 30, 2024
Record Dates:	May 15 and November 15
Public Offering Price:	99.768%
Optional Redemption:	Make-whole call at any time prior to March 30, 2029 at the Treasury rate plus 15 basis points and, thereafter, at par
Trade Date:	January 2, 2024
Settlement Date:	January 9, 2024 (T+5)
Expected Ratings
(Moody’s / S&P / Fitch):	A1 (stable) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Co-Managers:	BNP Paribas Securities Corp.
PNC Capital Markets LLC
Academy Securities, Inc.
Fifth Third Securities, Inc.
CUSIP/ISIN:	210518 DW3 / US210518DW33

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or Mizuho Securities USA LLC toll-free at (866) 271-7403.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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